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                                                                 EXHIBIT 10.07

                       AMENDMENT TO EMPLOYMENT AGREEMENT


         WHEREAS, GREY ADVERTISING INC., a Delaware corporation (the "Company"), and STEPHEN A. NOVICK ("Executive") have previously entered into an employment agreement dated December 21, 1990 (the "Agreement"); and

         WHEREAS, the Company and the Executive consider it advisable to amend the Agreement in certain respects;

         NOW, THEREFORE, effective January 1, 1994, the Agreement is hereby amended to provide, as follows:

1. Section 1 of the Agreement is amended in its entirety to read in full as follows:

         1. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 1998 (the "Term").

2. The first sentence of subsection 4(a) of the Agreement is amended in its entirety to read in full as follows:

         (a) Salary. The Company shall pay to Executive a salary at the annual rate of $635,000 or such greater sum as may from time to time be fixed by the Chief Executive Officer of the Company. The Executive's annual salary will be reviewed

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              annually by the Chief Executive of the Company.

3. A new subsection (4)(b) is added to the Agreement to read in full as follows:

         (b)  Bonus Compensation.  For each year of the Term, the Company shall
              (i) pay to the Executive an annual bonus of at least $75,000 and
              (ii) allocate to the Executive's account under the Senior Management Incentive Plan (the "SMIP") at least $150,000 pursuant to the terms and conditions of the SMIP as in effect from time to time.

4. Subsection 4(b) of the Agreement (and any references thereto) are redesignated subsection 4(c) and such subsection is amended in its entirety to read in full as follows:

         (c) Employee Benefits. Executive shall participate in the Company's Senior Executive Pension Plan ("SEPP"), Profit Sharing Plan, Employee Stock Ownership Plan, Retirement Compensation Plan, SMIP and all other health, medical, insurance, disability and benefit plans and programs of the


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              Company, in each instance to the extent such plans and programs are available generally by their terms to employees of his seniority, office, nature of responsibilities and length of service. The maximum annual benefit amount payable to the Executive under the Executive Medical Plan shall be increased to $10,000. The foregoing notwithstanding, if the Executive is employed by the Company on December 31, 1995, the annual benefit payable under, and in accordance with the terms of the SEPP, commencing at age 60 shall be increased from $50,000 to $100,000.

5. Subsections 4(c) and 4(d) of the Agreement (and any references thereto) are redesignated as subsections 4(d) and 4(e), respectively.

6. Subsection 4(e) of the Agreement (and any references thereto) are redesignated subsection 4(f) and such subsection is amended in its entirety to read in full as follows:

         (d) Loans. (i) The Company shall lend to Executive up to $1,000,000 (the "Loan") to finance the purchase of a residence (which


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              may be either a house, a condominium or a cooperative apartment).
              Such loan shall be (A) secured by a first mortgage lien (or comparable security in the case of a cooperative), (B) repayable on December 31, 1995; except that one-fifth of the principal of the Loan shall be forgiven by the Company each December 31st commencing with December 31, 1991; provided that, Executive is employed by the Company on each such date (and pro rata for any partial year) and (C) upon such other terms as shall be mutually agreed upon in the definitive loan documents between the Company and the Executive.

         (ii) The Company shall lend Executive an additional amount up to $600,000 (the "Additional Loan") to finance the purchase of another residence. Such Additional Loan shall (A) be secured by a first mortgage lien on such residence; (B) bear interest at an annual rate equal to the prime rate of Citibank, N.A. in effect on the effective date hereof; (C) be repayable on De-


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              cember 31, 1998; except that one-third of the principal of the
              Additional Loan shall be forgiven by the Company each December 31st commencing with December 31, 1996, provided that Executive is employed by the Company on each such date (and pro rata for any partial year) and (D) be made upon such other terms as shall be mutually agreed upon in the definitive loan documents between the Company and Executive.

7. Subsection 4(f) of the Agreement (and any references thereto) are redesignated subsection 4(g).

8. The first sentence of Section 5 of the Agreement is amended in its entirety to read in full as follows:

         5. Termination. The Executive's employment under this Agreement may be terminated by the Company upon and only upon the occurrence of any one of the circumstances described in Subsections (a), (b),
              (c) or (d) of this Section 5:

9.   A new Subsection 5(d) is added to the Agreement to read in full as follows:

         (d) Change in Control. Following the occurrence of a "change in control of the Com-


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               pany" (as defined herein), if any time prior to December 31, 1995
               (i) the Company terminates the employment of Executive other than for death, Disability or Cause or (ii) Executive terminates his employment within 90 days following a material uncured breach breach by the Company of any provision of Sections 2, 3 or 4 hereof, (x) the Company shall forgive the then remaining principal amounts of the Loan and the Additional Loan referred to in Subsection 4(f) hereof; (y) all the unvested portions of any rights or benefits of Executive under any stock option or restricted stock plan of the Company or SMIP which Executive has as of January 1, 1994 (but not any option or restricted stock of the Company or any awards under SMIP, in either instance granted or made available after January 1, 1994) shall vest; and (z) the Company shall pay Executive in a lump sum an amount equal to three times the sum of (A) his annual salary in effect immediately prior to such


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               change in control of the Company and (B) the most recent bonus paid to Executive prior to such change in control of the Company; provided, however, that if any portion of the payment or forgiveness under this Subsection (d) would not be deductible by the Company by reason of sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any successor provisions thereto, such payment shall be reduced to the extent necessary so that the entire payment shall be deductible under said Code sections. For purposes of this Subsection (d), a "change in control of the Company" shall be deemed to have occurred if, and only if, Edward H. Meyer ("Meyer"), or the legal representative of Meyer's estate if Meyer should not then be living, should sell all or substantially all of his shares of common stock of the Company to a person or persons other than the Executive, a group of executives of the Company and/or the Company.


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10.  Subsection 5(d) of the Agreement (and any references thereto) are redesignated subsection 5(e).

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 26th day of April, 1994.


                                             GREY ADVERTISING INC.


                                             By /S/ EDWARD H. MEYER
                                               -------------------------
                                                    Edward H. Meyer
                                                   Chairman and Chief
                                                    Executive Officer




                                                /S/ STEPHEN A. NOVICK
                                                ------------------------
                                                STEPHEN A. NOVICK
                                                Executive Vice President


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